Exhibit 99.1

420 Lexington Avenue • New York, NY 10170 • (212) 869-3000 • FAX (212) 869-3989

FOR IMMEDIATE RELEASE

CONTACT:	Stacy Slater
Senior Vice President, Investment Management
Centro NP LLC
(212) 869-3000
stacy.slater@centroprop.com

Centro NP LLC Announces Extension of Early Tender Date and Withdrawal Deadline

NEW YORK, March 9, 2009 — Centro NP LLC (the “Company”) today announced that it has extended both the Early Tender Date and the Withdrawal Deadline for its previously announced cash tender offer (the “Tender Offer”) for any and all of its 7.40% Senior Notes due September 2009 (the “Notes”).

The Early Tender Date and Withdrawal Deadline, both previously scheduled for at 5:00 p.m., New York City time, on Friday, March 6, 2009, have been extended to 5:00 p.m., New York City time, on Monday, March 23, 2009, unless further extended by the Company.  The Tender Offer is also scheduled to expire at 5:00 p.m., New York City time, on Monday, March 23, 2009, unless further extended by the Company.  As of 5:00 p.m., New York City time, on Friday, March 6 , 2009, holders had validly tendered and not validly withdrawn $108,688,000 aggregate principal amount of the Notes outstanding, or approximately 72.46%.

The complete terms and conditions of the Tender Offer, except as modified by this press release, are set forth in the Offer to Purchase, dated February 17, 2009 (the “Offer to Purchase”) and related Letter of Transmittal, which have been sent to holders of the Notes.  Except as modified by this press release, all terms and conditions of the Tender Offer will remain in full force and effect.  Holders are urged to read the Tender Offer documents carefully before making any decision with respect to the Tender Offer.  Copies of the Offer to Purchase and Letter of Transmittal may be obtained from the Information Agent for the Tender Offer, Global Bondholder Services Corporation at (866) 470-4200 (toll-free) or (212) 430-3774 (collect).  J.P. Morgan Securities Inc. is the Dealer Manager for the Tender Offer.  Questions regarding the Tender Offer may be directed to J.P. Morgan Securities Inc. at (866) 834-4666 (toll-free) or (212) 834-3424 (collect).

This press release is neither an offer to purchase nor a solicitation to buy any of these Notes nor is it a solicitation for acceptance of the Tender Offer.  The Company is making the Tender Offer only by, and pursuant to the terms of, the Offer to Purchase and the related Letter of Transmittal, as amended hereby.  The Tender Offer is not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.  None of Centro Properties Group, Centro NP LLC, the Dealer Manager or the Information Agent for the Tender Offer makes any recommendation in connection with the Tender Offer.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements and information within the meaning of the federal securities laws. These statements are the Company’s current views as of the date such statements are made with respect to possible future events and financial performance.  These forward-looking statements are subject to many risks and uncertainties that could cause actual results to differ significantly from historical results or from those anticipated by the Company.  The most significant risks are detailed from time to time in the Company’s filings and reports with the Commission, including the Company’s Annual Report on Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission.  It is advisable not to place undue reliance on the Company’s forward-looking statements.  The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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